Seer Announces Receipt of Unsolicited Acquisition Proposal from Omid Farokhzad, M.D.

No Stockholder Action Required at This Time

REDWOOD CITY, Calif. – July 2, 2026 – Seer, Inc. (Nasdaq: SEER), the pioneer and trusted partner for deep, unbiased proteomic insights, today announced that it has received an unsolicited, non-binding proposal from Omid Farokhzad, M.D., Seer’s Chair and Chief Executive Officer, to acquire all of the outstanding shares of Seer’s Class A common stock for $2.45 per share in cash plus two separate contingent value rights (the “Proposal”). The full text of the letter received from Dr. Farokhzad outlining the Proposal will be included on a Form 8-K filing made by Seer.

Seer’s Board of Directors will establish a Special Committee consisting solely of independent directors. The Special Committee will evaluate the Proposal and other alternatives available to Seer, and determine the course of action that it believes is in the best interests of Seer and its stockholders. The Special Committee will retain independent financial and legal advisors to assist it with its work.

No stockholder action is required at this time.

Perella Weinberg Partners LP is serving as financial advisor to Seer and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal counsel.

About Seer, Inc.

Seer, Inc. (Nasdaq: SEER) sets the standard in deep, unbiased proteomics, delivering insights with a scale, speed, precision and reproducibility previously unattainable. Seer’s Proteograph® Product Suite integrates proprietary engineered nanoparticles, streamlined automation instrumentation, optimized consumables and advanced analytical software to overcome the limitations of traditional proteomic methods. Seer’s products are for research use only and are not intended for diagnostic procedures. For more information, visit www.seer.bio.

For more information, please email us at pr@seer.bio.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on Seer’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause Seer’s actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include but are not limited to statements regarding the actions to be taken by the Board and the Special Committee. These and other risks are described more fully in Seer’s filings with the Securities and Exchange Commission and other documents that Seer subsequently files with the Securities and Exchange Commission from time to time. Except to the extent required by law, Seer undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Media Contact:

Patrick Schmidt

pr@seer.bio

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Joseph Sala

(212) 355-4449

Investor Contact:

Marissa Bych

investor@seer.bio